LAW OFFICES OF

                             DECHERT PRICE & RHOADS
                               1500 K STREET, N.W.
                            WASHINGTON, DC 20005-1208

                            TELEPHONE: (202) 626-3300
                               FAX: (202) 626-3334


                                February 24, 1997

The Global Government Plus Fund
One Seaport Plaza
New York, New York 10292

Dear Sir/Madam:

            As counsel for The Global Government Plus Fund (the "Fund during the fiscal year ended December 31, 1996, we are familiar with the Fund's registration under the Investment Company Act of 1940 and with the registration statement relating to its shares of common stock(the "Shares") under the Securities Act of 1933 (File No. 33-13643) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

            Based upon the foregoing, it is our opinion with respect to the Shares the registration of which is being made definite by the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Notice") being filed by the Fund for its fiscal year ended December 31, 1996, assuming such Shares were sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, that such Shares were, when sold, duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

            We consent to the filing of this opinion in connection with the Notice on Form 24F-2 to be filed by the Fund with the Securities and Exchange Commission for the Fund's fiscal year ended December 31, 1996.


                                          Very truly yours,

                                          /s/ Dechert Price & Rhoads